Exhibit 99.1
ABLE ENERGY, INC.
PRESS RELEASE

NASDAQ COMMON STOCK SYMBOL: ABLE
BOSTON STOCK EXCHANGE SYMBOL: AEI
FOR IMMEDIATE RELEASE

ABLE ENERGY, INC. REQUESTS VOLUNTARY DELISTING OF SECURITIES FROM NASDAQ CAPITAL MARKET

Rockaway, New Jersey (October 4, 2005) -Able Energy, Inc. (“Able”) announced today that it has provided formal notice to the Nasdaq Stock Market of its intention to voluntarily delist the Company’s securities from Nasdaq Capital Market. The Board of Directors of the Company believes this action is in the best interests of the stockholders since it should allow the Company to complete the transactions which were previously approved by its stockholders, including the Company’s purchase of certain of the assets of All American Plazas, Inc. The Company had previously filed an initial listing application with Nasdaq to reflect its transaction with All American, and the Company does not believe that approval of such application is imminent.

The Company requested that Able common stock be delisted from the Nasdaq Capital Market as of the start of trading on Friday, October 13, 2006. The last trading day for the Company common stock on the Nasdaq Capital Market is contemplated to be Thursday, October 12, 2006.

The Company believes that its common stock will be eligible for listing on the NASD Over-the-Counter Bulletin Board (OTCBB), and anticipates the Company’s common stock to be quoted on the OTCBB under the symbol "ABLE" following its delisting from the Nasdaq Capital Market.

Able is a holding company for five operating subsidiaries, which are engaged in the retail distribution of, and the provision of services relating to, home heating oil, diesel fuel, and kerosene. In addition, Able provides complete HVAC installation and repair.

This announcement includes forward-looking statements based on current expectations. Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a number of reasons, including without limitation, that the Company has no prior experience constructing any Plant or facility for the production of biodiesel fuel, the availability of sufficient capital resources to carryout the Company's anticipated level of development and construction of the Plants, competition, general market conditions, and other risks detailed in the Company's filings with the Securities and Exchange Commission. You can find the Company's filings with the Securities and Exchange Commission at www.ableenergy.com or at www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For information contact
Christopher P. Westad, Interim CEO, President
(973) 625-1012